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                                                              Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the Registration Statement of Meditrust on Form S-3 of our reports dated January 29, 1996 on our audits of the consolidated financial statements and financial statement schedules of Meditrust as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993, which reports are included or incorporated by reference in the Meditrust Annual Report on Form 10-K dated February 29, 1996. Our report on the 1995 consolidated financial statements of Meditrust appears in Meditrust's Current Report on Form 8-K, dated January 29, 1996. We also consent to the reference to our firm under the caption "Experts."



                                    /s/ Coopers & Lybrand L.L.P.



Boston, Massachusetts
March 21, 1996





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